NEITHER THE ISSUANCE AND SALE OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE NOR THE SECURITIES INTO WHICH THESE SECURITIES ARE CONVERTIBLE HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (B) AN OPINION OF COUNSEL (WHICH COUNSEL SHALL BE SELECTED BY THE HOLDER), IN A GENERALLY ACCEPTABLE FORM, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR (II) UNLESS SOLD PURSUANT TO RULE 144 OR RULE 144A UNDER SAID ACT.

Principal Amount: $105,000	Issue Date: June 24, 2016

SECURED CONVERTIBLE PROMISSORY NOTE

FOR VALUE RECEIVED, CCGI/PAT, LLC, a Pennsylvania limited liability company (hereinafter called “Borrower”), hereby promises to pay to the order of THE FARKAS GROUP INC. (collectively, the “Holder”), without demand, the sum of One Hundred Five Thousand Dollars ($105,000.00) (“Principal Amount”), with interest accruing thereon, on the earlier of (i) the sixty (60) day anniversary date of the Issue Date or (ii) the date on which the Company has received payment under its existing grant with the Pennsylvania Turnpike (the “Maturity Date”), if not sooner paid.

This Note also contains a three (3) year warrant to purchase 525,000 shares of common stock substantially in the form attached as Exhibit C to the Note (the “Warrant”).

ARTICLE I

GENERAL PROVISIONS

1.1 Interest Rate. Interest payable on this Note shall accrue at the annual rate of eighteen percent (18%) and be payable on the Maturity Date, accelerated or otherwise, when the principal and remaining accrued but unpaid interest shall be due and payable, or sooner as described below.

1.2 Payment Grace Period. The Borrower shall have a ten (10) day grace period to pay any monetary amounts due under this Note. After the expiration of the grace period, during the pendency of an Event of Default (as described in Article III), a default interest rate equal to the highest legally allowable rate shall be in effect.

1.3 Conversion Privileges. The Conversion Rights set forth in Article II shall remain in full force and effect immediately from the date hereof and until the Note is paid in full regardless of the occurrence of an Event of Default. This Note shall be payable in full on the Maturity Date, unless previously converted into Common Stock in accordance with Article II hereof.

1.4 Prepayment. This Note may be prepaid by the Borrower in whole, at any time, or in part, from time to time, without penalty or premium, upon four (4) business days prior written notice to the Holder. Upon receipt of such notice, the Holder may determine to convert the Note pursuant to Article II. No such notice shall be necessary if payment will be made on the Maturity Date.

1.5 Use of Funds. The Principal Amount received by the Borrower hereunder shall be used solely for the purpose of paying vendors of the Borrower under its existing grant with the Pennsylvania Turnpike.

ARTICLE II

CONVERSION RIGHTS

The Holder shall have the right to convert the principal and any interest due under this Note into Shares of Common Stock, $0.001 par value per share (“Common Stock”) of Car Charging Group, Inc. (“CCGI”), the ultimate parent of Borrower, as set forth below.

2.1. Conversion into CCGI’s Common Stock.

(a) The Holder shall have the right from and after the date of the issuance of this Note and then at any time until this Note is fully paid, to convert any outstanding and unpaid principal portion of this Note, and accrued interest, at the election of the Holder (the date of giving of such notice of conversion being a “Conversion Date”) into fully paid and non-assessable shares of Common Stock as such stock exists on the date of issuance of this Note, or any shares of capital stock of Borrower into which such Common Stock shall hereafter be changed or reclassified, at the Fixed Conversion Price (as defined in Section 2.1(b) hereof), determined as provided herein. Upon delivery to CCGI of a completed Notice of Conversion, a form of which is annexed hereto as Exhibit B, Borrower shall issue and deliver to the Holder within three (3) business days after the Conversion Date (such third day being the “Delivery Date”) that number of shares of Common Stock for the portion of the Note converted in accordance with the foregoing. At the election of the Holder, CCGI will deliver accrued but unpaid interest on the Note, if any, through the Conversion Date directly to the Holder on or before the Delivery Date. The number of shares of Common Stock to be issued upon each conversion of this Note shall be determined by dividing that portion of the principal of the Note and interest, if any, to be converted, by the Fixed Conversion Price.

(b) Subject to adjustment as provided herein, the fixed conversion price per share shall be equal to $0.70 (“Fixed Conversion Price”).

(c) The Fixed Conversion Price and number and kind of shares or other securities to be issued upon conversion determined pursuant to Section 2.1(a), shall be subject to adjustment from time to time upon the happening of certain events while this conversion right remains outstanding, as follows:

A. Merger, Sale of Assets, etc. If (A) CCGI effects any merger or consolidation of CCGI with or into another entity, (B) CCGI effects any sale of all or substantially all of its assets in one or a series of related transactions, (C) any tender offer or exchange offer (whether by CCGI or another entity) is completed pursuant to which holders of Common Stock are permitted to tender or exchange their shares for other securities, cash or property, (D) CCGI consummates a stock purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with one or more persons or entities whereby such other persons or entities acquire more than the 50% of the outstanding shares of Common Stock (not including any shares of Common Stock held by such other persons or entities making or party to, or associated or affiliated with the other persons or entities making or party to, such stock purchase agreement or other business combination), (E) any “person” or “group” (as these terms are used for purposes of Sections 13(d) and 14(d) of the 1934 Act) is or shall become the “beneficial owner” (as defined in Rule 13d-3 under the 1934 Act), directly or indirectly, of 50% of the aggregate Common Stock of CCGI, or (F) CCGI effects any reclassification of the Common Stock or any merger or voluntary or compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property (in any such case, a “Fundamental Transaction”), this Note, as to the unpaid principal portion thereof and accrued interest thereon, shall thereafter be deemed to evidence the right to convert into such number and kind of shares or other securities and property as would have been issuable or distributable on account of such Fundamental Transaction, upon or with respect to the securities subject to the conversion right immediately prior to such Fundamental Transaction. The foregoing provision shall similarly apply to successive Fundamental Transactions of a similar nature by any such successor or purchaser. Without limiting the generality of the foregoing, the anti-dilution provisions of this Section shall apply to such securities of such successor or purchaser after any such Fundamental Transaction.

B. Reclassification, etc. If CCGI at any time shall, by reclassification or otherwise, change the Common Stock into the same or a different number of securities of any class or classes that may be issued or outstanding, this Note, as to the unpaid principal portion thereof and accrued interest thereon, shall thereafter be deemed to evidence the right to purchase an adjusted number of such securities and kind of securities as would have been issuable as the result of such change with respect to the Common Stock immediately prior to such reclassification or other change.

C. Fundamental Transaction. In the event CCGI undergoes a Fundamental Transaction, as a condition thereof, Borrower covenants and agrees to cause the surviving entity to such transaction to assume the obligations under this Note, including the right to convert the outstanding Principal and Interest hereon into common stock of the company into which shares of the Common Stock of Borrower are exchanged or issues at the Fixed Conversion Price and upon the closing of such Fundamental Transaction, and as a condition thereof, such company shall assume the obligations of Borrower as if named as Borrower herein.

(d) During the period the conversion right exists, Borrower will reserve from its authorized and unissued Common Stock not less than an amount of Common Stock equal to 120% of the amount of shares of Common Stock issuable upon the full conversion of this Note. Borrower represents that upon issuance, such shares will be duly and validly issued, fully paid and non-assessable. Borrower agrees that its issuance of this Note shall constitute full authority to its officers, agents, and transfer agents who are charged with the duty of executing and issuing stock certificates to execute and issue the necessary certificates for shares of Common Stock upon the conversion of this Note.

2.2 Method of Conversion. This Note may be converted by the Holder in whole or in part as described in Section 2.1(a) hereof. Upon partial conversion of this Note, a new Note containing the same date and provisions of this Note shall, at the request of the Holder, be issued by the Borrower to the Holder for the principal balance of this Note and interest which shall not have been converted or paid.

2.3. Maximum Conversion. The Holder shall not be entitled to convert on a Conversion Date that amount of the Note in connection with that number of shares of Common Stock which would be in excess of the sum of (i) the number of shares of Common Stock beneficially owned by the Holder and its affiliates on a Conversion Date, (ii) any Common Stock issuable in connection with the unconverted portion of the Note, and (iii) the number of shares of Common Stock issuable upon the conversion of the Note with respect to which the determination of this provision is being made on a Conversion Date, which would result in beneficial ownership by the Holder and its affiliates of more than 4.99% of the outstanding shares of Common Stock of CCGI on such Conversion Date. For the purposes of the provision to the immediately preceding sentence, beneficial ownership shall be determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, and Regulation 13d-3 thereunder. Subject to the foregoing, the Holder shall not be limited to aggregate conversions of 4.99%. The Holder shall have the authority and obligation to determine whether the restriction contained in this Section 2.3 will limit any conversion hereunder and to the extent that the Holder determines that the limitation contained in this Section applies, the determination of which portion of the Notes are convertible shall be the responsibility and obligation of the Holder.

2.4 Registration Rights. CCGI shall grant to the Holder or its assignees, for any shares of Common Stock issued pursuant to this Note, piggyback registration rights, on Form S-3, Form SB-2, S-1 or such other form as may be applicable pursuant to the Securities Act of 1933 as amended in accordance with the terms set forth below. Except as provided herein, CCGI shall pay all expenses in connection with all registration of shares of the Common Stock. Notwithstanding the foregoing, each of CCGI and the Holder shall be responsible for its own internal administrative and similar costs, which shall not constitute registration expenses.

ARTICLE III

EVENT OF DEFAULT

The occurrence of any of the following events of default (“Event of Default”) shall, at the option of the Holder hereof, make all sums of principal and interest then remaining unpaid hereon and all other amounts payable hereunder immediately due and payable, upon demand, without presentment, or grace period, all of which hereby are expressly waived, except as set forth below:

3.1 Failure to Pay Principal or Interest. The Borrower fails to pay any installment of principal, interest or other sum due under this Note when due.

3.2 Breach of Covenant. The Borrower breaches any material covenant or other term or condition of this Note in any material respect and such breach, if subject to cure, continues for a period of ten (10) business days after written notice to the Borrower from the Holder.

3.3 Breach of Representations and Warranties. Any material representation or warranty of the Borrower made herein, or in any agreement, statement or certificate given in writing pursuant hereto or in connection therewith shall be false or misleading in any material respect as of the date made.

3.4 Liquidation. Any dissolution, liquidation or winding up of Borrower or any substantial portion of its business.

3.5 Cessation of Operations. Any cessation of operations by Borrower or Borrower admits it is otherwise generally unable to pay its debts as such debts become due.

3.6 Receiver or Trustee. The Borrower or any Subsidiary of Borrower shall make an assignment for the benefit of creditors, or apply for or consent to the appointment of a receiver or trustee for it or for a substantial part of its property or business; or such a receiver or trustee shall otherwise be appointed.

3.7 Judgments. Any money judgment, writ or similar final process shall be entered or filed against Borrower or any of its property or other assets for more than $500,000, unless stayed vacated or satisfied within thirty (30) days.

3.8 Bankruptcy. Bankruptcy, insolvency, reorganization or liquidation proceedings or other proceedings or relief under any bankruptcy law or any law, or the issuance of any notice in relation to such event, for the relief of debtors shall be instituted by or against the Borrower.

3.9 Reservation Default. Failure by the Borrower to have reserved for issuance upon conversion of the Note the number of shares of Common Stock as required in this Note.

ARTICLE IV

SECURITY INTEREST

4.1 Security Interest. As Security for this amounts payable under this Note, CCGI hereby guarantees the payment of the amounts due hereunder and further assigns, pledges, transfers and grants to Holder a first priority lien on and continuing security interest in all of CCGI’s assets listed on Exhibit A hereto (collectively hereinafter referred to as the “Collateral”). CCGI shall execute such documents as may be reasonably required by Holder to perfect its security interest in the Collateral (including, without limitation, a financing statement and security agreement). This Promissory Note shall create a continuing security interest in the Collateral and shall (a) remain in full force and effect until the payment in full of amounts due hereunder, (b) be binding upon CCGI and its successors and assigns and (c) inure to the benefit of the Holder and its successors, transferees and assigns. In the Event of an uncured Default, Holder shall have all of the rights and remedies of a secured party under the Uniform Commercial Code as in effect in the State of Florida. Upon the payment in full of amounts due hereunder, the security interest granted hereby shall terminate and all rights to the Collateral shall revert to CCGI. Upon any such termination, the Holder will execute and deliver to CCGI such documents as CCGI shall reasonably request to evidence such termination. Notwithstanding anything to the contrary, CCGI hereby pledges to the Holder, and creates in the Holder for its benefit, a first priority security interest for such time until all of the obligations are paid in full, in and to all of the property and assets of CCGI including but not limited to all of the property and assets as set forth in Exhibit “A” attached hereto, whether presently owned or existing or hereafter acquired or coming into existence, and all additions and accessions thereto and all substitutions and replacements thereof (collectively, the “Pledged Property”).

4.2 Waiver of Automatic Stay. CCGI acknowledges and agrees that should a proceeding under any bankruptcy or insolvency law be commenced by or against CCGI, or if any of the Collateral should become the subject of any bankruptcy or insolvency proceeding, then the Holder should be entitled to, among other relief to which the Holder may be entitled under hereunder and/or applicable law, an order from the court granting immediate relief from the automatic stay pursuant to 11 U.S.C. Section 362 to permit the Holder to exercise all of its rights and remedies pursuant to this Note and/or applicable law. CCGI EXPRESSLY WAIVES THE BENEFIT OF THE AUTOMATIC STAY IMPOSED BY 11 U.S.C. SECTION 362. FURTHERMORE, CCGI EXPRESSLY ACKNOWLEDGES AND AGREES THAT NEITHER 11 U.S.C. SECTION 362 NOR ANY OTHER SECTION OF THE BANKRUPTCY CODE OR OTHER STATUTE OR RULE (INCLUDING, WITHOUT LIMITATION, 11 U.S.C. SECTION 105) SHALL STAY, INTERDICT, CONDITION, REDUCE OR INHIBIT IN ANY WAY THE ABILITY OF THE HOLDER TO ENFORCE ANY OF ITS RIGHTS AND REMEDIES UNDER THIS NOTE AND/OR APPLICABLE LAW. CCGI hereby consents to any motion for relief from stay that may be filed by the Holder in any bankruptcy or insolvency proceeding initiated by or against CCGI and, further, agrees not to file any opposition to any motion for relief from stay filed by the Holder. CCGI represents, acknowledges and agrees that this waiver is knowingly, intelligently and voluntarily made, that neither the Holder nor any person acting on behalf of the Holder has made any representations to induce this waiver, that CCGI has been represented (or has had the opportunity to he represented) in the signing of this Note and in the making of this waiver by independent legal counsel selected by CCGI and that CCGI has discussed this waiver with counsel.

ARTICLE V

MISCELLANEOUS

5.1 Failure or Indulgence Not Waiver. No failure or delay on the part of the Holder hereof in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege. All rights and remedies existing hereunder are cumulative to, and not exclusive of, any rights or remedies otherwise available.

5.2 Notices. All notices, demands, requests, consents, approvals, and other communications required or permitted hereunder shall be in writing and, unless otherwise specified herein, shall be (i) personally served, (ii) deposited in the mail, registered or certified, return receipt requested, postage prepaid, (iii) delivered by reputable air courier service with charges prepaid, or (iv) transmitted by hand delivery, telegram, or facsimile, addressed as set forth below or to such other address as such party shall have specified most recently by written notice. Any notice or other communication required or permitted to be given hereunder shall be deemed effective (a) upon hand delivery or delivery by facsimile, with accurate confirmation generated by the transmitting facsimile machine, at the address or number designated below (if delivered on a business day during normal business hours where such notice is to be received), or the first business day following such delivery (if delivered other than on a business day during normal business hours where such notice is to be received) or (b) on the first business day following the date of mailing by express courier service, fully prepaid, addressed to such address, or upon actual receipt of such mailing, whichever shall first occur. The addresses for such communications shall be: (i) if to the Borrower to: Car Charging Group, Inc., 1691 Michigan Avenue, Suite 601, Miami Beach, FL 33139, facsimile: (305) 521-0201 and (ii) if to the Holder, to the name, address and facsimile number set forth on the front page of this Note.

5.3 Amendment Provision. The term “Note” and all reference thereto, as used throughout this instrument, shall mean this instrument as originally executed, or if later amended or supplemented, then as so amended or supplemented. This Note may only be amended or modified by a written document signed by Borrower and Holder.

5.4 Assignability. This Note shall be binding upon the Borrower and its successors and assigns, and shall inure to the benefit of the Holder and its successors and assigns. The Borrower may not assign its obligations under this Note except as required in connection with a Fundamental Transaction or upon the prior written consent of Holder.

5.5 Cost of Collection. If default is made in the payment of this Note, Borrower shall pay the Holder hereof reasonable costs of collection, including reasonable attorneys’ fees.

5.6 Governing Law, Venue, Waiver of Jury Trial. This Note shall be governed by and construed in accordance with the laws of the State of Florida without regard to conflicts of laws principles that would result in the application of the substantive laws of another jurisdiction. Any action brought by either party against the other concerning the transactions contemplated by this Agreement must be brought only in the civil or state courts of Florida or in the federal courts located in the State of Florida, County of Miami-Dade. Both parties and the individual signing this Agreement on behalf of the Borrower agree to submit to the jurisdiction of such courts. The prevailing party shall be entitled to recover from the other party its reasonable attorney’s fees and costs. In the event that any provision of this Note is invalid or unenforceable under any applicable statute or rule of law, then such provision shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform with such statute or rule of law. Any such provision which may prove invalid or unenforceable under any law shall not affect the validity or unenforceability of any other provision of this Note. Nothing contained herein shall be deemed or operate to preclude the Holder from bringing suit or taking other legal action against the Borrower in any other jurisdiction to collect on the Borrower’s obligations to Holder, to realize on any collateral or any other security for such obligations, or to enforce a judgment or other decision in favor of the Holder. THE HOLDER AND THE BORROWER HEREBY IRREVOCABLY WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS NOTE, ANY OTHER CONTRACT OR INSTRUMENT DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

5.7 Maximum Payments. Nothing contained herein shall be deemed to establish or require the payment of a rate of interest or other charges in excess of the maximum rate permitted by applicable law. In the event that the rate of interest required to be paid or other charges hereunder exceed the maximum rate permitted by applicable law, any payments in excess of such maximum rate shall be credited against amounts owed by the Borrower to the Holder and thus refunded to the Borrower.

5.8 Non-Business Days. Whenever any payment or any action to be made shall be due on a Saturday, Sunday or a public holiday under the laws of the State of Florida, such payment may be due or action shall be required on the next succeeding business day and, for such payment, such next succeeding day shall be included in the calculation of the amount of accrued interest payable on such date.

5.9 Redemption. This Note may not be redeemed or called without the consent of the Holder except as described in this Note.

5.10 Shareholders, Officers and Directors Not Liable. In no event shall any shareholder, officer or director of Borrower be liable for any amounts due or payable pursuant to this Note.

5.11 Shareholder Status. The Holder shall not have rights as a shareholder of the Borrower with respect to unconverted portions of this Note. However, the Holder will have the rights of a shareholder of the Borrower with respect to the Shares of Common Stock to be received after delivery by the Holder of a Conversion Notice to the Borrower.

IN WITNESS WHEREOF, Borrower has caused this Note to be signed in its name by an authorized officer as of the date and year first above written.

Borrower: CCGI /PAT, LLC

By:
Mike Calise, Authorized Signatory

For Purposes of Article IV Only:
CAR CHARGING GROUP, INC.

By:
Mike Calise, Chief Executive Officer

Exhibit A
DEFINITION OF COLLATERAL

For the purpose of securing prompt and complete payment and performance by the Borrower of all of the obligations under the Note, CCGI unconditionally and irrevocably hereby grants to the Holder (hereinafter the “Secured Party”) a continuing first priority security interest in and to, and lien upon, the following pledged property of CCGI:

1 all cash, negotiable instruments, escrow funds, bank accounts, assets of all subsidiaries, shares of stocks of all subsidiaries, contract rights, prepaid expenses and claims;

(b) all goods of CCGI, including, without limitation, machinery, equipment, computer, furniture, furnishings, fixtures, signs, lights, tools, parts, supplies and motor vehicles of every kind and description, now or hereafter owned by CCGI or in which CCGI may have or may hereafter acquire any interest, and all replacements, additions, accessions, substitutions and proceeds thereof, arising from the sale or disposition thereof, and where applicable, the proceeds of insurance and of any tort claims involving any of the foregoing;

(c) all inventory of CCGI, including, but not limited to, all goods, wares, merchandise, parts, supplies, finished products, other tangible personal property, including such inventory as is temporarily out of Company’s custody or possession and including any returns upon any accounts or other proceeds, including insurance proceeds, resulting from the sale or disposition of any of the foregoing;

(d) all contract rights and general intangibles of CCGI, including, without limitation, goodwill, trademarks, trade styles, trade names, leasehold interests, partnership or joint venture interests, patents and patent applications, copyrights, deposit accounts whether now owned or hereafter created;

(e) all documents, warehouse receipts, instruments and chattel paper of CCGI whether now owned or hereafter created, including without limitation all files, records, books of account, business papers and computer programs;

(f) all accounts and other receivables, instruments or other forms of obligations and rights to payment of CCGI (herein collectively referred to as “Accounts”), together with the proceeds thereof, all goods represented by such Accounts and all such goods that may be returned by CCGI’s customers, and all proceeds of any insurance thereon, and all guarantees, securities and liens which CCGI may hold for the payment of any such Accounts including, without limitation, all rights of stoppage in transit, replevin and reclamation and as an unpaid vendor and/or lienor, all of which CCGI represents and warrants will be bona fide and existing obligations of its respective customers, arising out of the sale of goods by CCGI in the ordinary course of business;

(g) to the extent assignable, all of CCGI’s rights under all present and future authorizations, permits, licenses and franchises issued or granted in connection with the operations of any of its facilities; and

(h) all products and proceeds (including, without limitation, insurance proceeds) from the above-described Pledged Property.

Exhibit B
NOTICE OF CONVERSION

(To be executed by the Registered Holder in order to convert the Note)

The undersigned hereby elects to convert $_________ of the principal and $_________ of the interest due on the Note issued by CCGI/PAT, LLC on June 24, 2016 into Shares of Common Stock of CAR CHARGING GROUP, INC. (the “Borrower”) according to the conditions set forth in such Note, as of the date written below.

Date of Conversion:____________________________________________________________________

Conversion Price:______________________________________________________________________

Number of Shares of Common Stock Beneficially Owned on the Conversion Date: __________________

Shares To Be Delivered:_________________________________________________________________

Signature:___________________________________________________________________________

Print Name:_________________________________________________________________________

Address:____________________________________________________________________________

____________________________________________________________________________

Exhibit C

WARRANT